Exhibit 10.2

April 15, 2004

North America Venture Fund II, L.P.

3945 Freedom Circle, #270

Santa Clara, CA 95054

Re:	Convertible Term Note dated January 8, 2004

Ladies and Gentlemen:

As discussed with you, Axesstel, Inc., a Nevada corporation (the “Company”), proposes to modify the terms of the Convertible Term Note dated January 8, 2004 (the “Note”) issued by the Company to North America Venture Fund II, L.P. (the “Investor”) pursuant to the terms of that certain Convertible Note Purchase Agreement dated as of January 8, 2004 (the “Purchase Agreement”), and proposes to grant the Investor certain other rights. Capitalized terms used but not defined herein have the meanings given them in the Note or the Purchase Agreement.

The Company hereby agrees that:

1. The Note is hereby amended by deleting each of (i) Section 2.1 of the Note and (ii) Exhibit B to the Note in its entirety.

2. Interest on the Note shall be paid in cash and shall not be converted into shares of the Company’s common stock. Accrued interest on the Note to, but excluding, the Conversion Date shall be paid on the Conversion Date.

3. All other provisions of the Note, to the extent not amended hereby, are hereby affirmed and remain in full force and effect.

4. The Company will provide to the Investor quarterly unaudited financial statements of the Company and its subsidiaries on a consolidated basis no later than ten days after the end of the period to which the financial statements relate.

The Investor hereby agrees that, immediately upon the effectiveness of the Shelf Registration Statement (the “Date of Effectiveness”), the Investor will exercise its option under Section 2.2 of the Note to convert 25% of the principal amount of the Note into shares of Common Stock at the Conversion Price. On the three month anniversary of the Date of Effectiveness, and at the end of each subsequent three month period thereafter that falls before the Maturity Date, the Investor will exercise its option under Section 2.2 of the Note to convert a further 25% of the original principal amount of the Note into Common Stock at the Conversion Price. Notwithstanding the foregoing, the Investor may exercise its option under Section 2.2 of the Note prior to the times, and in amounts greater than the amounts, contemplated by this paragraph.

If the foregoing is in accordance with your understanding of our agreement, please sign and return to us a counterpart hereof, whereupon this instrument will become a binding agreement between the Company and the Investor in accordance with its terms.

Very Truly Yours,

AXESSTEL, INC.

By:	/S/ David L. Morash
Name:	David L. Morash
Title:	Pres./COO